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                                                                    EXHIBIT 99.1

                         INTERMEDIA COMMUNICATIONS INC.
                 PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
                  TO BE HELD ON THURSDAY, DECEMBER 18, 2000

The undersigned stockholder of Intermedia Communications Inc. ("Intermedia"), revoking all prior proxies, hereby appoints David C. Ruberg and Robert M. Manning, or either of them acting singly, proxies, with full power of substitution, to represent and vote, in accordance with the instructions on the reverse side of this card, all shares of capital stock of Intermedia which the undersigned is entitled to vote at the special meeting of stockholders to be held at One Intermedia Way, Tampa, Florida on Monday, December 18, 2000 beginning at 10:00 a.m., local time, and at any postponements or adjournments thereof, upon matters set forth in the Notice of Special Meeting dated November 17, 2000, and the related proxy statement/prospectus, copies of which have been received by the undersigned, and in their discretion upon any adjournment of the meeting or upon any other business that may properly be brought before the special meeting by the Intermedia board of directors. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

This proxy is solicited on behalf of the board of directors of Intermedia. A stockholder wishing to vote in accordance with the recommendation of the board of directors need only sign and date this proxy and return it in the enclosed envelope.

                          (Continued on reverse side)
           (Please fill in the appropriate boxes on the other side)

                          (Continued from other side)

                         INTERMEDIA COMMUNICATIONS INC.

[X]  Please mark your votes as in this example.

     1. To adopt the Agreement and Plan of Merger dated as of September 1, 2000, among WorldCom, Inc., Intermedia Communications Inc., and a wholly owned subsidiary of WorldCom, Inc.

               FOR            AGAINST         ABSTAIN
               [ ]              [ ]             [ ]

The shares represented by this proxy will be voted as directed or, if no direction is given with respect to the proposal set forth above, will be voted for such proposal. In addition, the shares represented by this proxy will be voted in the discretion of David C. Ruberg and Robert M. Manning on any other business which may properly be brought before the special meeting by the Intermedia board of directors.

                                Dated: _________________________________, 2000


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                                          Signature(s) of Stockholders


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                                          Signature(s) of Stockholders

                                     Please promptly complete, date and sign
                                this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States. Please sign exactly as name(s) appear on the stock certificate. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign in full partnership name by an authorized partner or other persons.

                                Mark here if you plan to attend the meeting [ ]